Exhibit 99.1

Scott Drake and Yancey Spruill Join Zayo’s Board of Directors

BOULDER, Colo. - November 7, 2018 - Zayo Group Holdings, Inc. (NYSE: ZAYO) today announced that Scott Drake has been elected by shareholders and Yancey Spruill has been appointed by the Board to the company’s Board of Directors, effective today. Drake is replacing Nina Richardson, whose term expired yesterday. Spruill is replacing Phil Canfield, who resigned following the November Board meeting, after completing a six-year tenure. Phil’s departure follows GTCR’s exit of its ownership position in the summer of 2018.

“I’d like to thank Nina and Phil for their contributions. Nina’s operational expertise was valuable as we’ve continued to expand internationally. Phil provided insightful guidance over a critical period in Zayo’s history and was instrumental in many of Zayo’s acquisitions, including AboveNet. GTCR saw the tremendous opportunity in Zayo’s thesis and as a result achieved a strong return on their investment,” said Dan Caruso, chairman and CEO at Zayo.

“Both Scott and Yancey are seasoned leaders of multiple successful international tech companies. Scott has a strong track record of leadership, which extends to global business strategy, operational execution and company culture. Yancey has helped steer two Silicon Valley-like companies to impressive growth and successful IPOs. They have the complementary skills and insight that are relevant for Zayo’s current stage of growth,” added Caruso.

Scott Drake is a proven leader in the medical device space and has a strong track record of growing technology-based companies. Drake was recently named president and CEO of ViewRay, Inc., a public medical device manufacturer in Mountain View California. He previously served as president and CEO of a public medical device manufacturer, The Spectranetics Corporation from 2011 to 2017, until the company was sold to Royal Philips for $1.9B. Prior to joining Spectranetics, Drake served as SVP, Operations, of DaVita, Inc., a leading U.S. provider of kidney care and dialysis. Previously, Drake spent 17 years in several leadership positions within numerous health care business units at Covidien. From 2006 to 2009, Drake was Global Business Unit president, Respiratory and Monitoring Solutions. He is chairman of the Boards of AtriCure and Just Right Surgical and serves on the Board of Directors of the Medical Device Manufacturers Association (MDMA). Drake graduated from the Miami University of Ohio with a Bachelor of Science in Business.

Yancey Spruill is CFO and COO of SendGrid, where he is responsible for financial and operational performance. Yancey’s career has spanned multiple businesses and industries in both technology and services. In his previous roles as an engineer, investment banker and operating executive of a public company, he successfully directed over $25B in capital-raising transactions and acquisitions. Prior to SendGrid, Yancey served as the CFO of TwentyEighty, a business focused on corporate training and prior to that served as the CFO of DigitalGlobe, where he led the company’s revenue growth from $60M to over $650M and spearheaded its 2009 public offering on the NYSE. Yancey holds a Bachelor of Electrical Engineering from

Georgia Tech and an MBA from the Tuck School at Dartmouth College, where he currently sits on the advisory board to the MBA program.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure solutions, including fiber and bandwidth connectivity, colocation and cloud infrastructure to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 130,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud infrastructure in its carrier-neutral data centers. Zayo provides users with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth. For more information, visit zayo.com.

Forward Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our 10-K dated August 24, 2018. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Media:	Shannon Paulk, Corporate Communications
303-577-5897
press@zayo.com

Investors:	Brad Korch, Investor Relations
720-306-7556
IR@zayo.com